Exhibit 107.1

Calculation of Filing Fee Tables

SF-3/424(h)
(Form Type)

Mercedes-Benz Retail Receivables LLC (Depositor)
(Exact Name of Registrant as Specified in its Charter)

Mercedes-Benz Auto Receivables Trust 2024-1
(Issuing Entity)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Asset- Backed Securities	Class A-2A and Class A-2B Asset- Backed Notes	457(s)	$489,000,000	100%	$489,000,000	0.00014760	$72,176.40
	Asset- Backed Securities	Class A-3 Asset- Backed Notes	457(s)	$476,600,000	100%	$476,600,000	0.00014760	$70,346.16
	Asset- Backed Securities	Class A-4 Asset- Backed Notes	457(s)	$98,010,000	100%	$98,010,000	0.00014760	$14,466.28
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts					$1,063,610,000		$156,988.84
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fees Due							$156,988.84

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Pursuant to Rules 456(c) and 457(s), the registration fee related to the asset-backed securities offered hereby is paid herewith.